As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-00664

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEENSTAKE RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada

N/A

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification Number)

999 18th Street, Suite 2940

Denver, Colorado 80202

(Address of registrant’s principal executive offices)

Queenstake Resources Ltd. Incentive Share Option Plan

Queenstake Resources Ltd. Share Bonus Plan

(Full titles of the plans)

Christopher Davie

President and Chief Executive Officer

Queenstake Resources Ltd.

999 18th Street, Suite 2940

Denver, Colorado 80202

(303) 297-1557

(Name, address and telephone number, including area code,

 of agent for service and authorized representative of registrant in the United States)

with copies to:

Susan K. Shapiro, Esq. Perkins Smith & Cohen LLP One Beacon Street Boston, Massachusetts 02108 (617) 854-4000	Roderick C. McKeen, Esq. Axium Law Group Suite 3350, Four Bentall Centre 1055 Dunsmuir Street Vancouver, B.C., Canada V7X 1L2 (604) 692-4901

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DEREGISTRATION OF COMMON SHARES

The Registrant, by this Post-Effective Amendment No. 2, hereby amends its Registration Statement on Form S-8 (No. 333-00664), filed by the Registrant’s predecessor entity, also named Queenstake Resources Ltd. (“Queenstake Predecessor”), with the Securities and Exchange Commission (the “Commission”) on January 29, 1996, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on April 17, 1996 (collectively, the “Original Registration Statement”), solely to remove from registration the remaining common shares, without par value (the “Shares”) of the Registrant which remain unsold under such Original Registration Statement.

The Shares had been registered under the Original Registration Statement for issuance under the Incentive Share Option Plan (the “Option Plan”) of Queenstake Predecessor.  Effective upon the amalgamation of Queenstake Predecessor and Santa Cruz Gold Inc. in 1999, the Registrant, as the amalgamated entity, adopted the Option Plan as successor in interest.  The Original Registration Statement had also included Shares registered for issuance under the Share Bonus Plan of Queenstake Predecessor, which plan has been discontinued.

Concurrently herewith, the Registrant is filing a new registration statement on Form S-8 to register for issuance all of the 30,000,000 shares currently issuable under the Option Plan.  Accordingly, the remaining Shares that were registered and unsold under the Original Registration Statement are being deregistered by this Post-Effective Amendment No. 2.

Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking contained in the Original Registration Statement pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act, the Registrant hereby removes the Shares from registration.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on October 13, 2004.

QUEENSTAKE RESOURCES LTD.

Registrant

By:

/s/ Christopher Davie

Christopher Davie

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Davie and John F. Engele, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated.

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Signature	Title	Date
/s/ Christopher Davie Christopher Davie	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	October 13, 2004
/s/ John F. Engele John F. Engele	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2004
/s/ Dorian Nicol Dorian Nicol	Director	October 13, 2004
/s/ James Mancuso James Mancuso	Director	October 13, 2004
Peter Bojtos	Director
/s/ Hugh Mogensen Hugh Mogensen	Director	October 13, 2004
/s/ Robert Zerga Robert Zerga	Director	October 13, 2004
/s/ Mike Smith Mike Smith	Director	October 13, 2004

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